EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of The Peoples Holding Company and to the incorporation by reference therein of our report dated February 25, 2003, with respect to the consolidated financial statements of Heritage Financial Holding Corporation included in its Annual Report (Form 10-K) for the years ended December 31, 2002 and 2001, filed with the Securities and Exchange Commission.

/s/ Schauer Taylor Cox Vise Morgan & Fowler, P.C.
Schauer Taylor Cox Vise Morgan & Fowler, P.C.

Birmingham, Alabama

October 6, 2004